Exhibit 10.25

Moore Medical Corp. 2003 Corporate Bonus Plan

1. Purpose

This plan (the “Plan”) is designed to provide incentive compensation to select employee groups [i.e. employees not participating in commission-based compensation plans] of Moore Medical Corp. (the “Company”) for the successful achievement of its financial objectives. This Plan supersedes and replaces the Moore Medical Corp. 2002 Bonus Plan.

Its purposes are to:

•	pay for performance.

•	align organization behavior to achieve company goals.

•	encourage over achievement.

2. Plan Year/Payout

The Plan is for the 2003 calendar year. The President with the approval of the Compensation Committee of the Board of Directors has the right to terminate and/or amend the Plan at any time.

If a Bonus Target is met, the payout will be made in the first quarter of 2004.

3. Eligibility

You are eligible to participate in the 2003 Bonus Plan if you are not in a job or position with a commission-based compensation plan and you meet all of the following criteria:

•	were hired before October 1, 2003. If you are hired between January 1, 2003 and September 30, 2003, any potential bonus payout will be pro-rated and,

•	have an overall rating of “Meets Objectives” or above in your most recent 2003 performance review. Any competency area rating of “Take Action” can preclude an individual from participating in said bonus and,

•	are actively employed with Moore Medical at our fiscal year end, December 27, 2003.

If you are an exempt employee who receives commissions, you are not eligible to participate in the Plan.

4. Eligible Pay

Eligible pay is defined as a Participant’s base regular pay for 2003, excluding: overtime, commissions, any Company 401(K) match contribution, auto allowance, any compensation paid for a period (other than normal vacation) during which the participant was not actively working full time, such as for a period of disability or for severance, any bonus paid under this Plan or any other agreement or bonus plan.

5. Bonus Calculation Based On Net Sales and EBITDA

In order for the exempt employee’s bonus to be paid, the Company must achieve specific Net Sales and Earnings Before Interest, Taxes, Depreciation and Amortization milestones (EBITDA).

Net Sales is defined as:

Net Sales equals Gross Sales less all adjustments as defined by Generally Accepted Accounting Principles.

EBITDA is defined as:

EBITDA is defined as Net Sales less Cost of Goods Sold less Fulfillment Expenses less Sales and Marketing Expenses equals Business Unit Contribution. Business Unit Contribution less General & Administrative Expenses equals Earnings Before Interest, Taxes, Depreciation and Amortization.

6. Non-Exempt Employees – Holiday Bonus Plan

Non-exempt employees whose most current performance rating is “Meets Objectives” or better are eligible to receive a Holiday Bonus to be paid out in early December 2003. The intent of the Holiday Bonus is to ensure that non-exempt employees who are contributing have their accomplishments recognized and rewarded since they are critical to the success of the entire organization. Bonus payout is contingent on the Company’s achievement of a minimum EBITDA. Net Sales is not used as a factor for this non-exempt Holiday Bonus Plan. Bonus will be paid as a ‘net’ cash payment.

7. Bonus Percentages for Exempt Employees

The percentage of your base regular pay that is used in calculating the Bonus payout is based on your position in the company on 12/31/2003. A change in position during the year may require pro-ration of the bonus calculation.

Position	Bonus Payouts
Director	15%
Senior Manager	15%
Manager/Assistant Manager	10%
Project Leader, Supervisor, Sr. Project Specialist, Team Leader/Group Leader	7.5%
All other exempt employees	5%

8. Exempt Employee Bonus Category

Since certain groups of employees have a greater ability to impact either Net Sales or EBITDA, different milestones will drive bonus attainment based on an employee’s function/position held. For the purpose of this Plan, non-commissioned exempt employees will fall into one of two categories, which are defined below. Both financial thresholds must be met in order for a bonus to be paid out.

8a. Market Specific Exempt Employees
Market Managers/Senior Managers/Directors
Dedicated Market Specific Support
• Sales Support Admin	Market Specialists
• Bids & Quotes	National Accounts Coordinators

8b. Non-Market Specific Exempt Employees
Human Resources	Information Technology
Purchasing/Supply Chain	Customer Relations Management/Customer Support Management
Accounting/Finance	Creative Media

9. Impact of Incentive Compensation based on specific Management By Objectives (MBO)s

Every employee has performance objectives sometimes called MBO’s. Some positions in particular (i.e. Market Managers, Sales Managers and National Account Managers) have MBO’s (such as Customer Retention) that are used to determine Incentive Compensation.

If the Plan meets a bonus payout threshold, eligible employees who participate in MBO Incentive Plans will be eligible to receive the difference between what they receive as MBO Incentive compensation and their target Plan payout only. In other words, the sum total of MBO Incentives earned will be deducted from the target bonus payout of the Plan.

NOTE: Any competency area rating of “Take Action” can preclude an individual from participating in said bonus.

10. President and Vice President Team Bonus Plan

If you are the President & CEO, an Executive Vice President, Senior Vice President or Vice President, the granting of stock options will represent the bonus payout. Both Net Sales and EBITDA thresholds must be met in order for a bonus to be paid out.

3